Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of the material terms of our capital stock as of December 31, 2024. You are strongly encouraged, however, to read our amended and restated certificate of incorporation (as amended from time to time, our “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (as amended from time to time, our “Bylaws”). The following is only a summary and is qualified by applicable law and by the provisions of our Certificate of Incorporation and Bylaws.

General

Our authorized capital stock consists of 800,000,000 shares of common stock, par value $0.01 per share and 80,000,000 shares of preferred stock, par value $0.01 per share.

Our Controlling Stockholder

As of December 31, 2024, certain investment funds managed by an affiliate of Onex Corporation (such funds, collectively, “Onex”) owned 183,697,428 shares of our common stock, representing 91.1% of our outstanding common stock. Accordingly, Onex exercises a controlling influence over our business and affairs and has the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors with or without cause, and the approval of significant corporate transactions such as amendments to our Certificate of Incorporation, mergers, and the sale of all or substantially all of our assets. Onex could initiate corporate action even if its interests conflict with the interests of our other stockholders. This concentration of voting power could deter or prevent a change in control of us that might otherwise be beneficial to our stockholders.

Common Stock

Listing. Our common stock, par value $0.01 per share, is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and listed on the New York Stock Exchange under the symbol “EEX.”

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters with respect to which the holders of our common stock are entitled to vote.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of our outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. However, provisions of the agreements governing our indebtedness from time to time may impose restrictions on our ability to declare dividends on our common stock.

Conversion Rights. The common stock is not convertible.

Other Rights. The holders of our common stock will not have any preemptive or other similar rights to purchase any of our securities, cumulative voting, subscription, redemption or sinking fund rights.

Right to Receive Liquidation Distributions. Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, on a pro rata basis, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock then outstanding, to the holders of common stock.

Assessability. All shares of common stock outstanding are fully paid and nonassessable.

Preferred Stock

We have 80,000,000 shares of preferred stock, $0.01 par value, authorized. Any then-outstanding shares of preferred stock will have priority over the common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Unless required by law or by the rules of the New York Stock Exchange, our board of directors will have the authority without further stockholder authorization to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any further shares of preferred stock, the issuance in the future of additional shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law that May Have an Anti-Takeover Effect

Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation, as amended from time to time, and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by existing stockholders.

Among other things, our Certificate of Incorporation and Bylaws:

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authorize the issuance of blank check preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;
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divide our board of directors into three classes with staggered three-year terms;
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provide that stockholders may remove directors only “for cause” once Onex ceases to own more than 50% of all our outstanding common stock;
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prohibit our stockholders from calling a special meeting of stockholders once Onex ceases to own more than 50% of all our outstanding common stock;

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prohibit stockholder action by written consent once Onex ceases to own more than 50% of all our outstanding common stock, which will require that all stockholder actions be taken at a duly called meeting of our stockholders;
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provide that the board of directors is expressly authorized to adopt, alter, or repeal our Bylaws;
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establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and
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require the approval of holders of at least two-thirds of the outstanding shares of common stock to amend the Bylaws and certain provisions of our Certificate of Incorporation if Onex ceases to own more than 50% of all our outstanding common stock.

Delaware Takeover Statute

Subject to certain exceptions, Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

A Delaware corporation is permitted to opt-out of Section 203. In our Certificate of Incorporation, we have elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203.

Corporate Opportunity

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to a corporation or its officers, directors, or stockholders. In our Certificate of Incorporation, to the fullest extent permitted by applicable law, we renounce any interest or expectancy that we have in any business opportunity, transaction, or other matter in which Onex, any officer, director, partner, or employee of any entity comprising an Onex entity, and any portfolio company in which such entities or persons have an equity interest (other than us) (each, an “Excluded Party”), participates or desires or seeks to participate in, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Each such Excluded Party shall have no duty to communicate or offer such business opportunity to us and, to the fullest extent permitted by applicable law, shall not be liable to us or any of our stockholders for breach of any fiduciary or other duty, as a director or officer or controlling stockholder, or otherwise, by reason of the fact that such Excluded Party pursues or acquires such business opportunity, directs such business opportunity to another person, or fails to present such business opportunity, or information regarding such business opportunity, to us. Notwithstanding the foregoing, our Certificate of Incorporation does not renounce any interest or expectancy we may have in any business opportunity, transaction or other matter that is (1) offered in writing solely to one of our directors or officers who is not also an Excluded Party, (2) offered to an Excluded Party who is one of our directors, officers or employees and who is offered such opportunity solely in his or her capacity as one of our directors, officers or employees, or (3) identified by an Excluded Party solely through the disclosure of information by or on our behalf.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Company to us or our stockholders, (iii) any action asserting a claim against us, or our directors, officers or other employees, arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against us, or our directors, officers, stockholders or other employees, governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of claims to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Limitation on Liability of Directors and Officers

To the fullest extent permitted by Delaware law, our directors and certain of our officers will not be personally liable to us or our stockholders for monetary damages for breach of their respective fiduciary duties as a director or officer, except liability for (i) breach of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction in which the director or officer derived an improper personal benefit. In addition, our directors remain personally liable to us or our stockholders under Section 174 of the DGCL, including for unlawful payments of dividends or unlawful stock repurchases or redemptions, and our officers remain personally liable to us or our stockholders in an action brought by or in the right of the Company, such as a derivative action.

Each of our Certificate of Incorporation and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Certificate of Incorporation and Bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability regardless of whether we would otherwise be permitted to indemnify such person under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors.